Exhibit 10
EXECUTION COPY

FORBEARANCE AGREEMENT

             This Forbearance Agreement (this “Agreement”) is made this 12th day of August, 2005, by and among O’Sullivan Industries, Inc. (“O’Sullivan”), a Delaware corporation, O’Sullivan Industries Holdings, Inc. (“Holdings”), a Delaware corporation, O’Sullivan Industries — Virginia, Inc. (“OIV”), a Virginia corporation, O’Sullivan Furniture Factory Outlet, Inc., a Missouri Corporation (“OFFO” and, collectively with O’Sullivan, Holdings, and OIV, the “Company”), The Bank of New York, in its capacity as indenture trustee (the “Trustee”), GoldenTree Asset Management L.P., as investment advisor for the Senior Secured Noteholders listed on Exhibit “A” (“GoldenTree”), and Mast Credit Opportunities I, (Master) Ltd. (“Mast”).

BACKGROUND

                 A.        The Company and the Trustee are parties to that certain indenture (the “Indenture”), dated September 29, 2003, pursuant to which O’Sullivan issued $100 million in 10.63% senior secured notes due 2008 (the “Senior Secured Notes”).

                 B.        GoldenTree currently holds $70,190,000 in principal amount, and Mast holds $13,160,000 in principal amount, of the Senior Secured Notes.

                 C.        Interest payments on the Senior Secured Notes of approximately $5.3 million are due biannually on January 15th and July 15th, with a thirty-day grace period.

                 D.        To date, the Company has not made the interest payment originally due on July 15, 2005, and will not do so within the grace period, thereby causing an event of default to occur under the Indenture.

                 E.        The Company has requested that the Trustee, GoldenTree, and Mast forbear from the exercise of their rights and remedies under the Indenture and otherwise with respect to the Senior Secured Notes relating to such non-payment during the period commencing on August 15, 2005 and ending on September 15, 2005 (the “Forbearance Period”), and those parties have agreed to such forbearance upon the terms contained in this Agreement.

                     NOW, THEREFORE, with the foregoing Background incorporated by reference, and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                 1.     Forbearance. During the Forbearance Period, and except as provided in section 6 below, the Trustee, GoldenTree and Mast will not exercise any enforcement rights or remedies under the Indenture, the Senior Secured Notes, or otherwise with respect to the Senior Secured Notes, including any rights or remedies (a) to take any action under section 6 of the Indenture (including acceleration of the Senior Secured Notes), (b) to bring suit to enforce payment under the Senior Secured Notes, or (c) to seek to foreclose or otherwise realize on the collateral securing the Company’s obligations under the Senior Secured Notes. With no binding obligation, the parties hereto agree to work together in good faith to consider further extensions of the Forbearance Period.

                 2.     Rescission of Acceleration. In the event that, during the Forbearance Period, the Senior Secured Notes are somehow accelerated, GoldenTree and Mast shall, pursuant to section 6.02 of the Indenture (and except as set forth in section 6 below), give written notice to the Trustee to rescind such acceleration within three business days of having received notice from the Company of such acceleration, and the Trustee shall comply with such instructions.

                 3.        Conditions Precedent to Effectiveness of Agreement. This Agreement shall not become effective until the following events occur:

         (a)        GoldenTree and Mast shall have received a copy of the Company’s FY 2006 budget approved by the Board of Directors, together with any reforecast, update, or statement of variances with respect thereto.

         (b)        GoldenTree and Mast shall have received all significant and material information compiled since March 30, 2005, and related to the Company’s current borrowing base calculation under its revolving credit agreement and working capital assets, along with a detailed schedule of projected cash receipts and cash disbursements by the Company during the Forbearance Period (the “Cash Flow Schedule”), and all other relevant financial due diligence information reasonably requested by GoldenTree and Mast.

         (c)        The Company’s flash results for July, 2005, shall have been delivered to GoldenTree and Mast, and the Company’s management shall have discussed with GoldenTree and Mast its views of the Company’s performance over the next three months.

         (d)        Funding by the Company of the Advance Payment (as defined below).

                 4.        Acknowledgement of Liens and Obligations. The Company hereby acknowledges and confirms for the benefit of the Trustee, GoldenTree and Mast that (i) the liens granted to the Trustee under the Indenture and related documents for the benefit of the holders of Senior Secured Notes are valid, perfected, and enforceable in accordance with their terms, and (ii) each of the Company’s obligations under the Indenture and the Senior Secured Notes, are valid and enforceable in accordance with their terms without defense, offset, or counterclaim.

                 5.        Additional Obligations. During the Forbearance Period, the Company covenants and agrees to the following:

         (a)        Information. The Company shall provide GoldenTree and Mast with such additional information relating to the Company as either reasonably shall request as promptly as practicable and shall provide (i) weekly statements of gross sales, cash receipts, and cash disbursements, (ii) actual unaudited results for July, 2005, no later than August 31, 2005, and (iii) flash results for August, 2005, no later than September 10, 2005.

         (b)        Payment of Professional Fees. The Company shall pay when due the reasonable professional fees of the Trustee, GoldenTree and Mast in connection with those parties preserving and enforcing their rights, claims and interests under the Indenture, the Senior Secured Notes and related documents. In this regard, the Company immediately shall make an advance payment (the “Advance Payment”) to Kasowitz, Benson, Torres & Friedman LLP (“KBTF”), counsel for GoldenTree and Mast, in the amount of $150,000, against which KBTF shall render bills for its services. KBTF shall provide the Company with copies of such bills promptly after being rendered (redacted to exclude descriptions of time entries).

         (c)        Restructuring Efforts. The Company and its financial adviser shall undertake an analysis of the Company’s enterprise value and debt capacity, and, by September 2, 2005, shall deliver to GoldenTree and Mast a term sheet for a restructuring proposal reflecting such analysis as of that date. The Company shall endeavor in good faith to retain a restructuring officer on terms reasonably acceptable to GoldenTree and Mast.

         (d)        Expense Schedule. The Company shall not permit, without the consent of GoldenTree or Mast, cash disbursements to exceed by more than $300,000 the amount of such cash disbursements as projected in the Cash Flow Schedule for each calendar week, determined on average over any two-week period.

         (e)        Payments to Subordinated Creditors. During the Forbearance Period, the Company shall make no payments to or for the benefit of the Indenture Trustee or any holder of the Company’s 13.375% Senior Subordinated Notes or any professionals retained by them.

         (f)        Working Capital Loan. The Company shall not refinance its working capital credit facility with GECC, or pay any commitment fees in connection with such a refinancing, without the consent of GoldenTree and Mast, unless (i) GoldenTree and Mast receive 5 business days’ notice of the terms of such refinancing (the “Proposed Refinancing”), and (ii) GoldenTree and Mast do not agree, by the conclusion of the foregoing notice period, to provide the refinancing on terms more favorable to the Company than the Proposed Refinancing, with such financing to close in a commercially reasonable manner. Funded debt under the Company’s working capital credit facility with GECC or under any facility that refinances the GECC facility may not exceed $12.5 million, without the consent of GoldenTree and Mast.

                 6.        Early Termination. This Agreement shall automatically terminate prior to the conclusion of the Forbearance Period immediately upon the occurrence of any of the following events:

         (a)        A filing under any chapter of the Bankruptcy Code or other insolvency law is made by or against the Company.

         (b)        GECC accelerates its indebtedness or ceases to provide financing to the Company.

         (c)        Indebtedness of the Company in excess of $1,000,000 is accelerated and not paid.

         (d)        The Company breaches any of its obligations under this Agreement.

         (e)        The Company’s business or financial performance suffers a material adverse change (a “MAC”), as reasonably determined by GoldenTree and Mast.

         (f)        Any additional Event of Default occurs under the Indenture or the Senior Secured Notes.

         (g)        The aggregate of the Company’s unrestricted cash on hand and borrowing availability drops below $2 million at any time, or its EBITDA for August 2005 (as reflected on the Company’s unaudited August results referred to in section 5(a) hereof) is less than $0.

         (h)        The failure of the Company to timely deliver the certification referred to in section 8 below.

                 7.     Reservation of Rights and Remedies. The parties hereto agree that nothing contained in this Agreement or otherwise shall be deemed to have waived or modified any of their rights or remedies under or in connection with the Indenture or otherwise other than as set forth herein, and they hereby expressly reserve all such rights and remedies.

                 8.     Representations and Warranties. Each party hereto represents and warrants that it has full power and authority to execute and deliver this Agreement, which shall be valid and binding. The Company’s CEO or CFO shall certify to GoldenTree and Mast on a weekly basis beginning on August 15, 2005, (i) that he is not aware of the occurrence of any of the early termination events set forth in section 6 above, other than section 6(e), and (ii) that, to the best of his knowledge, he does not believe that a MAC has occurred or is likely to occur, other than as previously disclosed to GoldenTree and Mast..

                 9.     Binding Effect; Severability. This Agreement shall be binding upon, and shall inure to the benefit of, each party hereto. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be unenforceable or void, this Agreement shall continue in full force and effect without such provision to the maximum extent permitted by law.

                 10.     Counterparts. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement.

                 11.        The Trustee. The parties hereto shall use commercially reasonable efforts to cause the Trustee to execute this Agreement. In the event the Trustee does not execute this Agreement, each of the other parties hereto shall be bound and will take no action to cause the Trustee to act in a manner inconsistent with the terms of this Agreement, including the forbearance provided hereunder.

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             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The Bank of New York

By:
Name:
Title:

GOLDENTREE ASSET MANAGEMENT L.P., as investment advisor for the Senior Secured Noteholders listed on Exhibit "A"

By:	/s/ Thomas A. Shandell
Name:	Thomas A. Shandell
Title:	Partner

MAST CREDIT OPPORTUNITIES I, (Master) Ltd.

By:	/s/ David M. Friedman
Name:	David M. Friedman
Title:	Counsel

O'SULLIVAN INDUSTRIES, INC.

By:	/s/ Robert S. Parker
Name:	Robert S. Parker
Title:	President & CEO

O'SULLIVAN INDUSTRIES HOLDINGS, INC.

By:	/s/ Robert S. Parker
Name:	Robert S. Parker
Title:	President & CEO

O'SULLIVAN INDUSTRIES - VIRGINIA, INC.

By:	/s/ Robert S. Parker
Name:	Robert S. Parker
Title:	President & CEO

O'SULLIVAN FURNITURE FACTORY OUTLET, INC.

By:	/s/ Robert S. Parker
Name:	Robert S. Parker
Title:	President & CEO